Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.916.2151

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Fourth Quarter and Full-Year 2013 Results

ST. LOUIS, March 17, 2014 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the fourth quarter and the twelve months ended December 31, 2013.

2013 Highlights

•	Net sales of $412.6 million for 2013 and net sales of $96.4 million for the fourth quarter of 2013

•	Generated $7.7 million of free cash flow in the fourth quarter of 2013

•	Goodwill impairment of $73.5 million recognized related to the Valent acquisition and income tax charge recorded of $17.7 million for a valuation allowance

•	Adjusted EBITDA of $49.9 million for 2013

•	Company suspends issuance of guidance pending strategic review by new CEO

Fourth Quarter and Full-Year Results

For the fourth quarter 2013, net sales were $96.4 million, compared to $71.9 million in the fourth quarter of 2012.  A net loss of $67.1 million, or $5.31 per diluted share, was realized in the fourth quarter of 2013, compared to net income of $1.0 million, or $0.08 per diluted share, in the fourth quarter of 2012.  Fourth quarter 2013 results include several unusual items, including a $73.5 million charge related to goodwill impairment at Valent, a $17.7 million income tax charge for a valuation allowance and $3.1 million in charges for previously announced restructuring activities.

For the full-year 2013, net sales were $412.6 million, compared to $278.6 million in the prior year.  A net loss of $58.5 million, or $4.64 per diluted share, was realized in 2013, compared to net income of $16.5 million, or $1.39 per diluted share, in 2012. In addition to goodwill impairment, restructuring charges, and income tax charges in the fourth quarter, full-year 2013 included a $4.2 million write-off of a trade name asset and a $2.5 million step up adjustment on acquired inventories, offset by a benefit of $8.0 million in contingent consideration write-off associated with the Valent acquisition.

The following table illustrates the impact of certain non-recurring items on the Company's pre-tax loss for the three and twelve months ended December 31, 2013:

Pre-tax Loss Excluding Certain Non-Recurring Items
Dollar amounts in thousands

	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013

Net pre-tax loss, as reported	(77,607)	(65,464)
Non-recurring adjustments
Intangible asset impairment	—	4,222
Goodwill impairment	73,528	73,528
Contingent consideration write-off	—	(7,950)
Integration expenses	512	1,265
Restructuring expenses	3,073	3,073
Fair value step up on acquired inventories	—	2,497
Acquisition expenses	32	247
Total non-recurring adjustments	77,145	76,882
Net pre-tax (loss) income excluding certain non-recurring adjustments	(462)	11,418

"As of the beginning of 2013, LMI had recently completed two acquisitions - TASS in August of 2012 and Valent in December of 2012," said Ronald S. Saks, Chief Executive Officer of LMI. "The Engineering Services business continued to experience high demand in early 2013, after record sales in 2012. The addition of TASS contributed to our expectation that revenue in 2013 would be at even higher levels than 2012. Aerostructures, excluding Valent, experienced a sales increase in 2012 as well, and significant tooling sales on a development program coupled with an unexpected increase in orders for commercial aircraft winglet kits gave rise to optimism that sales in 2013 would continue to grow. Valent sales were expected to grow at the highest rate."

"However, as 2013 progressed, sales estimates decreased, with Engineering Services experiencing the sharpest drop, as the largest customer for the segment changed strategy and demand dropped abruptly. Valent's sales also declined from expectations as their largest customer delayed additional awards to its supply chain until completion of a strategic review by new senior leadership. Legacy Aerostructures held up best, but was negatively impacted in the fourth quarter of 2013 by the deferral of a $5.8 million tooling contract into 2014," Saks said.

Aerostructures Segment

	Q4		Q4 2013			Q4
Net Sales	2013	% of Total	Valent	Legacy	% of Total	2012	% of Total

Large commercial aircraft	$38.7	49.1%	$16.4	$22.3	44.4%	$20.3	44.5%
Corporate and regional aircraft	19.8	25.1%	2.9	16.9	33.7%	14.0	30.7%
Military	13.2	16.8%	4.7	8.5	16.9%	9.5	20.8%
Other	7.1	9.0%	4.6	2.5	5.0%	1.8	4.0%
Total	$78.8	100.0%	$28.6	$50.2	100.0%	$45.6	100.0%

Net sales of large commercial aircraft products increased 90.6 percent during the fourth quarter of 2013. Valent sales of $16.4 million, including $13.5 million for the Boeing 737, coupled with increases in legacy Aerostructures demand for Boeing wing modification kits of $3.3 million, were significant factors. In the corporate and regional aircraft market, increased revenue related to a development program was realized throughout Aerostructures and increased demand on the Gulfstream G650 programs in legacy Aerostructures provided growth of $3.1 million compared to the fourth quarter of 2012. The growth in sales for the military market was attributable to Valent, which generated $4.7 million of military sales in the quarter, primarily related to the F-18 and V-22 Osprey platforms.

The segment generated gross profit of $15.2 million, or 19.3 percent of net sales, in the fourth quarter of 2013 versus $11.5 million, or 25.2 percent of net sales, in the fourth quarter of 2012.  The acquisition of Valent contributed an increase of $3.6 million, or 12.7 percent of net sales, for the quarter when compared to the fourth quarter of 2012. Valent gross profit was unfavorably impacted in the fourth quarter of 2013 by $1.0 million in cumulative catch-up adjustments, the result of higher levels of indirect costs required to meet customer demand. Gross margin at legacy Aerostructures in the fourth quarter of 2013 was $11.6 million, or 23.1 percent, on a 10.3 percent increase in sales, compared to $11.5 million in the fourth quarter of 2012. Legacy Aerostructures gross margin was unfavorably impacted by non-recurring costs.

Selling, general and administrative expenses excluding non-recurring items were $11.7 million in the fourth quarter of 2013 versus $6.3 million in the fourth quarter of 2012, the increase primarily due to the acquisition of Valent.  Non-recurring items of $76.6 million were also realized during the fourth quarter of 2013, including the $73.5 million goodwill impairment and $3.1 million restructuring costs primarily related to Valent management changes. Goodwill impairment was largely caused by lower than expected future operating performance with regard to long-term contracts at Valent including the identification of a loss contract assumed with the acquisition on a 787 program.

Engineering Services Segment

	Q4		Q4
Net Sales	2013	% of Total	2012	% of Total

Large commercial aircraft	$10.5	57.4%	$8.0	29.9%
Corporate and regional aircraft	3.3	18.0%	6.6	24.6%
Military	2.8	15.3%	9.8	36.6%
Other	1.7	9.3%	2.4	8.9%
Total	$18.3	100.0%	$26.8	100.0%

Engineering services revenue decreased 31.7 percent from $26.8 million in the fourth quarter of 2012 to $18.3 million in the fourth quarter of 2013. Increased sales of services on large commercial aircraft platforms for Airbus were offset by declining sales of Boeing commercial and military platforms. Sales in the corporate and regional market relative to the Bombardier programs were also lower in 2013 versus 2012.

Gross profit for the segment was $2.7 million, or 15.0 percent of net sales, for the fourth quarter of 2013, compared to $4.6 million, or 17.1 percent of net sales, for the prior year quarter.  Gross profit was negatively impacted by lower sales and a $0.7 million unfavorable cumulative catch-up adjustment related to the 787 shipping fixture program.

Selling, general and administrative expenses for the segment decreased from $3.1 million in the fourth quarter 2012 to $2.5 million in the fourth quarter of 2013, primarily due to reductions in headcount and the reduction of expenses related to the integration of TASS.

Non-Segment

Due to the level of the impairment charge resulting in the net loss in the fourth quarter of 2013, the company recorded a $17.7 million income tax valuation charge related to our deferred tax assets. While the company plans to generate taxable income to make use of deferred tax assets, risk associated with those projections and the size of the recent loss makes it appropriate to establish an allowance at this time. Interest expense increased $3.5 million in the fourth quarter of 2013, primarily the result of funding the Valent acquisition.

The company generated cash flow from operations of $10.2 million in the fourth quarter of 2013 and funded capital expenditures of $2.5 million, resulting in positive free cash flow of $7.7 million which the company expects to continue to be positive.

Backlog as of December 31, 2013 was $470.6 million compared to $371.4 million at December 31, 2012.

___________________________________________________________________________________________________________________

"New business opportunities were stalled during the year for a variety of reasons, including a large contract with directed pricing for legacy Aerostructures that was put on indefinite delay due to problems with supplied material. What promised to be a very successful year turned into a difficult year for LMI," Saks added.

"Legacy Aerostructures encountered execution issues mid-year and gross margins fell. We have taken steps to improve our performance such as relocating machining work performed at our Savannah, Georgia facility to other locations with more capabilities, aggressive cost reduction at the plant level and emphasis on inventory and overtime reduction."

"Valent results were impacted by lower than expected performance on long-term contracts and previously reported costs related to the departure of three former senior officers in November of 2013. The integration of Valent into LMI did not occur as rapidly as necessary. The change in leadership has resulted in an improved ability to move product between Aerostructures and Valent plants and synergies are now accelerating. In addition, Valent's key customers are making new work statements available, including a 737 MAX agreement to produce approximately $35 million annually once production rates on that aircraft reach 37 aircraft per month and other awards that put our ship set value at approximately $100,000."

"Engineering Services operations have been scalable in the past and the segment did remain profitable excluding an intangible asset impairment earlier in the year. Certain fixed price contracts have also adversely impacted results of operations. We continue to refine our processes for managing long-term design build contracts."

"We are disappointed with 2013 results and are working on an number of improvements in 2014. We expect improvement will be accomplished by firming up our quality systems, completing pricing negotiations with key customers, accelerating integration and attempting to win new work. We are preparing for several large development programs to reach higher production rates in the next few years. We remain optimistic and with our new CEO, Dan Korte in place, we expect additional focus to ready LMI for the rapid growth we expect in the coming years," Saks said.

Financial Outlook for 2014

In order to provide adequate time for the new CEO, Dan Korte, who is succeeding Ron Saks effective March 18, 2014, to conduct a thorough review of the company's forecast and operations, LMI will suspend providing annual guidance and withdraws previously issued 2014 guidance.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, March 17, 2014, at 9:00 A.M., CDT. LMI Chief Executive Officer Ronald S. Saks and Chief Financial Officer Cliff C. Stebe, Jr. will host the call. LMI CEO-elect, Daniel G. Korte, will also represent the company on the call.  To participate in the call, please dial 866-307-3343 approximately five minutes before the conference call time stated above. A live webcast of the call can be accessed directly from LMI Aerospace website at http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link. A recording of the call will be available for a limited time on the company's website upon completion of the call.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries.  It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements related to LMI's outlook for 2014 and beyond, which are based on current management expectations, estimates and projections.  Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties, many of which are beyond the control of LMI. Actual results could differ materially from the forward-looking statements as a result of, among other things, difficulties continuing to integrate Valent, managing the increased leverage incurred by LMI in connection with its acquisition of Valent and complying with debt covenants with respect to such indebtedness, as well as the factors detailed from time to time in LMI's filings with the Securities and Exchange Commission.   Additional risk factors that could cause actual results and events to differ materially from those expressed or implied by forward-looking statements include, without limitation, those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2013, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$1,572	$4,347
Trade accounts receivable, net	72,853	69,159
Inventories	113,178	90,039
Prepaid expenses and other current assets	4,411	5,655
Deferred income taxes	2,693	3,839
Total current assets	194,707	173,039

Property, plant and equipment, net	103,375	96,218
Goodwill	113,223	179,314
Intangible assets, net	55,465	64,334
Other assets	13,281	15,059
Total assets	$480,051	$527,964

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,388	$30,471
Accrued expenses	19,082	23,703
Current installments of long-term debt and capital lease obligations	5,242	5,632
Total current liabilities	43,712	59,806

Long-term debt and capital lease obligations, less current installments	285,369	255,067
Other long-term liabilities	3,915	3,405
Deferred income taxes	2,911	8,732
Total long-term liabilities	292,195	267,204

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,873,208 and 12,860,023 shares at December 31, 2013 and December 31, 2012, respectively	257	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	92,692	90,839
Accumulated other comprehensive loss	(507)	(49)
Treasury stock, at cost, 22,321 shares at December 31, 2013 and 101,622 shares at December 31, 2012	(202)	(482)
Retained earnings	51,904	110,389
Total shareholders’ equity	144,144	200,954
Total liabilities and shareholders’ equity	$480,051	$527,964

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ending December 31,
	2013	2012	2013	2012

Sales and service revenue
Product sales	$77,791	$43,763	$324,133	$168,943
Service revenues	18,580	28,154	88,424	109,686
Net sales	96,371	71,917	412,557	278,629
Cost of sales and service revenue
Cost of product sales	62,473	31,916	255,261	121,247
Cost of service revenue	16,348	23,762	77,434	89,074
Cost of sales	78,821	55,678	332,695	210,321
Gross profit	17,550	16,239	79,862	68,308

Selling, general and administrative expenses	14,215	9,422	55,862	36,891
Goodwill and intangible asset impairment	73,528	—	77,750	—
Contingent consideration write-off	—	—	(7,950)	—
Restructuring expense	3,073	—	3,073	—
Acquisitions expense	32	4,820	247	5,362
(Loss) income from operations	(73,298)	1,997	(49,120)	26,055

Other (expense) income:
Interest expense	(4,477)	(1,007)	(16,962)	(1,771)
Other, net	168	75	618	356
Total other expense	(4,309)	(932)	(16,344)	(1,415)

(Loss) income before income taxes	(77,607)	1,065	(65,464)	24,640
Provision for income taxes	(10,546)	114	(6,979)	8,153

Net (loss) income	(67,061)	951	(58,485)	16,487
Other comprehensive (loss) income
Change in foreign currency translation adjustment	(4)	(33)	(23)	(49)
Unrealized loss on interest rate hedges	(115)	—	(435)	—
Total comprehensive (loss) income	$(67,180)	$918	$(58,943)	$16,438

Amounts per common share:
Net (loss) income per common share	$(5.31)	$0.08	$(4.64)	$1.41

Net (loss) income per common share assuming dilution	$(5.31)	$0.08	$(4.64)	$1.39

Weighted average common shares outstanding	12,619,107	11,779,498	12,607,833	11,701,607

Weighted average dilutive common shares outstanding	12,619,107	11,890,807	12,607,833	11,839,182

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended
	December 31,
	2013	2012
Operating activities:
Net (loss) income	$(58,485)	$16,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,560	7,994
Goodwill and intangible asset impairment	77,750	—
Contingent consideration write-off	(7,950)	—
Restricted stock compensation	1,615	1,494
Deferred taxes	(6,060)	(1,062)
Other noncash items	(420)	(317)
Changes in operating assets and liabilities, net of acquired business:
Trade accounts receivable	(4,678)	(8,093)
Inventories	(23,063)	(10,980)
Prepaid expenses and other assets	2,828	1,186
Current income taxes	1,939	(1,168)
Accounts payable	(11,276)	3,062
Accrued expenses	(1,109)	196
Net cash (used) provided by operating activities	(8,349)	8,799
Investing activities:
Additions to property, plant and equipment	(23,738)	(18,783)
Acquisitions, net of cash acquired	(504)	(216,398)
Proceeds from sale of equipment	1,989	181
Net cash used by investing activities	(22,253)	(235,000)
Financing activities:
Proceeds from issuance of debt	5,751	229,124
Principal payments on long-term debt and notes payable	(5,863)	(118)
Advances on revolving line of credit	107,264	40,278
Payments on revolving line of credit	(77,500)	(34,042)
Prepaid financing costs	(1,817)	(12,736)
Other, net	(8)	174
Net cash provided by financing activities	27,827	222,680
Net decrease in cash and cash equivalents	(2,775)	(3,521)
Cash and cash equivalents, beginning of year	4,347	7,868
Cash and cash equivalents, end of year	$1,572	$4,347

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net (loss) income	$(67,061)	$951	$(58,485)	$16,487
Income tax (benefit) expense	(10,546)	114	(6,979)	8,153
Depreciation and amortization	5,331	2,227	20,560	7,994
Goodwill and intangible asset impairment	73,528	—	77,750	—
Contingent consideration write-off	—	—	(7,950)	—
Stock based compensation	411	289	1,615	1,494
Interest expense	4,477	1,007	16,962	1,771
Fair value step up on acquired inventories	—	—	2,497	—
Restructuring expense	3,073	—	3,073	—
Integration expense	512	—	1,265	—
Acquisition expense	32	4,820	247	5,362
Other, net	(169)	(75)	(618)	(356)
Adjusted EBITDA	$9,588	$9,333	$49,937	$40,905

Free Cash Flow (2):

Net cash provided/(used) by operating activities	$10,247	$(1,238)	$(8,349)	$8,799
Less:
Capital expenditures	(2,508)	(7,023)	(23,738)	(18,783)

Free cash flow	$7,739	$(8,261)	$(32,087)	$(9,984)

1. The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.